                                 Exhibit 12.1

                              iOwn Holdings, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                                (in thousands)

                                                    July 11, 1996
                                                      (date of
                                                   incorporation)
                                                         to                    Years Ended                   Nine Months Ended
                                                    December 31,               December 31,                     September 30,
                                                ------------------   ------------------------------    ---------------------------
                                                       1996               1997           1998              1998            1999
Earnings:
  Net Loss                                                $ (48)       $(2,363)         $(16,015)        $(9,392)        $(32,115)
  Interest Expense                                            -             22               112              85              285
                                                          -----        -------          --------         -------         --------
Total                                                     $ (48)       $(2,341)         $(15,903)        $(9,307)        $(31,830)
                                                          -----        -------          --------         -------         --------

Fixed Charges:
  Interest Expense                                        $   -        $    22          $    112         $    85         $    285
  Dividend accretion on preferred stock                       -             70             1,326             636            3,101
                                                          -----        -------          --------         -------         --------
Total                                                     $   -        $    92          $  1,438         $   721         $  3,386
                                                          -----        -------          --------         -------         --------

Ratio of Earnings to Fixed Charges
  and Dividend accretion on preferred stock                   -         (25.45)           (11.06)         (12.91)           (9.40)
                                                          -----        -------          --------         -------         --------
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